SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 13, 2005

(Date of earliest event reported)

UNIVERSAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-652	54-0414210
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 North Hamilton Street Richmond, Virginia	23230
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(804) 359-9311

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 12, 2005, the Board of Directors of the Registrant approved the closure of the Registrant’s leaf tobacco processing plant in Danville, Virginia. The closure of the plant was effective December 13, 2005, and is a result of the Registrant’s consolidation of all of its United States flue-cured and burley leaf processing into its facility in Nash County, North Carolina.

The Registrant has estimated that the total costs in connection with the closure of the Danville plant will range from approximately $2.0 million to $3.25 million. These amounts consist of the following components:

•    a range of $1.5 million to $2.5 million associated with one-time termination benefits to be provided to 55 full-time employees and approximately 325 seasonal employees and

•    a range of $500,000 to $750,000 associated with the relocation of 23 full-time employees from Danville to Nash County.

The Registrant expects to record the costs for the one-time termination benefits in the fiscal quarter ending December 31, 2005. Employee relocation costs will be charged to expense as the relocations occur. The Registrant expects that all of these costs will be paid in subsequent fiscal quarters.

In addition, the Registrant expects to incur an additional charge to write down the value of the Danville plant’s land, building and equipment to fair value. The Registrant intends to dispose of certain of these assets, but none of the assets are expected to meet the accounting criteria for classification as “held for sale” as of the closure date. At this time, the Registrant has not completed its determination of the fair value of the assets and does not have an estimate of the write-down or future cash expenditures associated with the disposition or relocation of the assets.

A copy of the press release issued by the Registrant on December 13, 2005, with respect to the action described above is attached as Exhibit 99.1 to this report and is incorporated by reference into this Item 2.05.

Item 2.06 Material Impairments.

The Registrant expects to incur a material charge to write down certain of the assets at its Danville plant. The information included in Item 2.05 is incorporated by reference into this Item 2.06.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release dated December 13, 2005.*

*	Filed Herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL CORPORATION
(Registrant)

Date: December 16, 2005	By:	/s/ Preston D. Wigner
Preston D. Wigner
General Counsel and Secretary

Exhibit Index

Exhibit Number	Document
99.1	Press release dated December 13, 2005.*

*	Filed Herewith